Filed pursuant to
                                                                  Rule 424(b)(3)
                                                               Registration Nos.
                                                                       333-06199
                                                                   and 333-34019
                                                                  Gum Tech, Inc.

                      SUPPLEMENT NO. 2 DATED JUNE 23, 1998
                      TO PROSPECTUS DATED JUNE 18, 1996 AND
               PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 10, 1997

     This Prospectus Supplement supplements information contained in that certain Reoffer Prospectus of Gum Tech International, Inc. (the "Company") dated June 18, 1996 (the "Prospectus") relating to the potential sale from time to time of up to 2,000,000 shares of the Company's Common Stock issuable upon exercise of stock options authorized under the Gum Tech International, Inc. Stock Option Plan (the "Plan"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following tables replace Tables I and II in the Prospectus set forth under the caption "Selling Stockholders." The new tables reflect sales made by the Selling Stockholders named in the Prospectus, omits those people that are no longer officers, directors or principal stockholders of the Company, and adds those people that became officers, directors and principal stockholder of the Company subsequent to the filing of the Prospectus. Table I lists the names of officers, directors and principal stockholders that may be Selling Stockholders from time to time in the future, along with the number of share issuable to them upon exercise of options. The total number of shares held by each such individual and the percent of all outstanding shares represented by such ownership are set forth in Table II below. The number of shares which may be sold by such individuals from time to time will be updated in supplements to this Prospectus, which will be filed with the Securities and Exchange Commission in accordance with the Rule 424(b) under the Securities Act of 1933, as amended.


                                     TABLE I
                                     -------

                                 Total Number of                  Exercise
Name of Selling Stockholder      Options Issued                     Price
---------------------------      ---------------                  --------

William D. Boone                       20,000                      $ 6.88
William D. Boone                       50,000                      $ 5.625
Jeffrey L. Bouchy                      70,000                      $ 5.625
William J. Hemelt                      50,000                      $ 5.50
Bruce Jorgenson                        20,000                      $11.44
Gary S. Kehoe                         188,000                      $ 5.625
Gerald N. Kern                         54,000                      $ 5.81
W. Brown Russell, III                  20,000                      $ 6.88
W. Brown Russell, III                  50,000                      $ 5.625
William A. Yuan                        20,000                      $ 5.81

                                    TABLE II
                                    --------
                                                               Percent of
Name of Selling Stockholder                                   Common Stock
       and Address                  Number of Shares             Owned
---------------------------         ----------------          ------------

Gerald N. Kern, Former
Chief Executive Officer (1)             100,000                   1.5%

Richard Ratcliff Former
Director(2)                             323,000                   4.9%

Gary S. Kehoe, President,
Chief Operating Officer,
Director (3)                            278,000                   4.1%

Jeffrey L. Bouchy, Former
Secretary, Treasurer, Chief
Financial Officer(4)                     70,000                   1.1%

William D. Boone,
Director(5)                             101,630                   1.5%

William A. Yuan,   Director
(6)                                      20,070                     *

W. Brown Russell, III,
Director (7)                             73,500                   1.1%

Bruce A. Jorgenson,
Chairman of the Board (8)               190,700                   2.9%

William J. Hemelt,                       50,000                     *
Secretary, Treasurer, Chief
Financial Officer (9)

----------

*    Less than 1%.

(1) Includes options to purchase 54,000 shares at $5.81 per share until February 1999.
(2)  Includes 62,400 shares owned by Members of the Ratcliff's immediate family.
(3) Includes options to purchase 188,000 shares at $5.625 per share until April 2001. +
(4) Includes options to purchase 70,000 shares at $5.625 per share until June 24, 2001.
(5) Includes options to purchase 20,000 shares at $6.88 per share until February 2001 and 50,000 shares at $5.625 per share until April 2001. +
(6) Includes options to purchase 20,000 shares at $5.81 per share until February 2001. +
(7) Includes options to purchase 20,000 shares at $6.88 per share until February 2001 and 50,000 shares at $5.625 per share until April 2001. +
(8) Includes options to purchase 20,000 shares at $11.44 per share until June 2000. +
(9) Includes options to purchase 50,000 shares at $5.50 per share until June 2001. +

+ A portion of these options are not presently exercisable, but are subject to certain conditions which vary by individual.

     The address of each Selling Stockholder is the same as the Company's address. All shares listed above for sale represent shares issued or issuable upon exercise of options under the Plan. As of June 23, 1998, 796,000 shares have been issued upon exercise of options granted under the Plan, and 784,500 are issuable upon exercise of options granted under the Plan.

     The date of this Prospectus Supplement is June 23, 1998.